UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                           INTEGRATED BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                               22-2407475
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

 225 Long Avenue Hillside, New Jersey                      07205
Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                      Name of each exchange on which
        to be so registered                      each class is to be registered
Common Stock, par value $0.002 per share          The NASDAQ Stock Market LLC


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box |X|


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box | |


Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None


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Item 1.  Description of Registrant's Securities to be Registered.

         The holders of our common stock, par value $0.002 per share are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon exercise of the warrants described below will be, when issued, fully-paid and non-assessable.

Item 2.  Exhibits.

Exhibit No.          Description

3.1 Certificate of Incorporation (previously filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed with the Securities and Exchange Commission on September 29, 2003, and incorporated herein by reference).

3.2 Bylaws (previously filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006, and incorporated herein by reference).

3.3 Specimen Common Stock Certificate (previously filed as Exhibit 4.2 to the Registrant's Registration Statement Amendment No. 1 on Form SB-2, Registration No. 333-5240-NY filed with the Securities and Exchange Commission and incorporated herein by reference).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            INTEGRATED BIOPHARMA, INC.


Date:  February 5, 2007                     By:/s/ Dina Masi
                                            ----------------
                                            Dina Masi
                                            Chief Financial Officer